Exhibit 10.1

1330 W. Fulton Market, Suite 350 • Chicago, IL 60607 September 14, 2021

Samara Toole

[Address]

Dear Sam,

I am pleased to present to you this conditional offer of employment as Senior Vice President & Chief Marketing Officer for The AZEK Company. In your role you will be reporting to Jesse Singh, President & Chief Executive Officer. Your initial annual base salary in this position will be $400,000, which is equivalent to $15,384.62 payable biweekly. Performance and compensation are reviewed and may be adjusted annually.

As a Senior Vice President at AZEK, you will be eligible to participate in AZEK's Management Incentive Plan with an initial target bonus opportunity equal to 50% of your eligible earnings for 100% achievement of specified company and individual objectives. The actual payment may be lower or higher than the target amount, based on the attained level of achievement of the company and individual performance objectives, and is conditioned on your continued employment with AZEK and in good standing through the bonus payment date. Our fiscal year runs from October 1- September 30.

As a Senior Vice President at AZEK, you will also be eligible to receive an annual grant of Restricted Stock Units ("RSUs"), Stock Options ("SOPs") and Performance Share Units ("PSUs") under The AZEK Company Inc. 2020 Omnibus Incentive Compensation Plan (as amended from time to time, the "Plan"). For the upcoming 2022 fiscal year annual grant, expected to be awarded in late November or early December 2021 contingent upon Board approval, you will receive a grant valued at USD $400,000, as determined based on the closing price of AZEK's stock on the date of grant. In subsequent fiscal years, the target equity award range will be 90% to 110% of your base pay. The actual award may vary from your target depending on a number of factors, including, but not limited to, individual and company performance. You must be an employee in good standing on the grant date to receive the award. There is no guarantee of employment or that the program will be offered in future years, or, if offered, that it will be similar to the current program. Any RSUs, SOPs and PSUs granted will be subject to the terms and conditions set forth in the Plan and as determined by the Compensation Committee of the Board of Directors (including vesting terms and conditions), and a grant agreement between you and AZEK documenting such RSU, SOP and PSU grant, respectively.

As a new employee at AZEK, you will receive an initial grant of Restricted Stock Units RSUs ("RSUs"), subject to approval of the Compensation Committee of the Board of Directors or its designee, valued at USD $400,000. The number of RSUs awarded will be determined based on the "fair market value" (closing price on your grant date) of AZEK shares. Generally, the date of grant will be the first day of the month following the later of (i) the date your grant is approved or (ii) the date you begin your employment with AZEK. The RSU grant will be subject to the terms and conditions of the grant agreement governing the award between you and AZEK as well as the terms of the Plan. Generally, one-third of your grant will vest, and the corresponding number of shares will be released, on each of the first three anniversaries of the grant date, as long as you remain employed by AZEK. RSU awards help link our reward structure to the creation of future value for our people, our customers and our company.

As discussed, and as the leader of the marketing organization, it is important for you to spend significant time in the Chicago office to align and orient yourself with the team and assess talent. In support of your expenses related to travel between your home and the corporate office, we will provide you with a taxable monthly travel stipend of $4,500, less applicable withholding taxes, beginning at the start of full-time employment which is anticipated to be November 1, 2021. The travel stipend covers commuting expenses including, but not limited to airfare, transportation to and from airport, rent or hotel accommodations, transportation to and from corporate office, and meals. The AZEK Company reserves the right to revise the taxable monthly travel stipend if there are changes in business needs or local health and safety protocols impact travel to the corporate office.

Additionally, you'll be eligible to participate in a full range of benefits in accordance with this schedule:

First Day of Employment	First Day of Month Following Employment	First Day of the Month following 30 Days of Employment
• 4 Weeks' Vacation (prorated for 2021)	• Medical/Vision/Drug/Dental Insurance	• 40l(k) plan on the applicable open enrollment date
• Life & AD&D Insurance
• 3 Personal Days	• Short-Term & Long-Term Disability
• 10 Paid Holidays	• Insurance Waiver Rebate
• Financial counseling and tax preparation
• One-time AZEK product purchase up to
$25,000

In the event that your employment with The AZEK Company is involuntarily terminated for any reason other than for cause, subject to your execution, and non-revocation, or a release of claims in a form provided by AZEK, you will be eligible to receive twelve (12) months base compensation as severance.

This conditional employment offer is contingent upon satisfactory completion of our employment screening process. This process includes a criminal background check, prior employment and education degree verification(s), substance abuse testing, and additional verifications as needed.

Should you successfully complete the employment screening process, your employment with The AZEK Company is projected to begin on Monday, October 4, 2021. It is understood that during the month of October you will have a reduced work schedule and will be paid 50% of your biweekly rate of$15,384.62. As of Monday, November 1, 2021, you will move to a full-time status and as such, be paid your full biweekly rate.

There are several documents that you will be required to complete including payroll tax forms. Additionally, we require employees to provide documentation, which demonstrates their legal right to work in the United States and, in consideration of the enhanced compensation agreed to by AZEK hereunder, including the initial RSU grant, to sign AZEK's Non-Competition, Non-Solicitation and Confidentiality Agreement (a copy of which is enclosed with this letter) as a condition of employment.

Please be aware that this letter is not an employment contract and should not be construed or interpreted as creating an implied or expressed guarantee of continued employment. The employment relationship at The AZEK Company is by mutual consent ("employment at will"). This means that employees have the right to terminate their employment relationship at any time and for any reason. Likewise, The AZEK Company reserves the right to terminate your employment with or without cause at any time and for any reason.

On behalf of The AZEK Company Executive Team, we look forward to you joining The AZEK Company to help build our company. If you should have any questions regarding this employment offer, please feel to contact me.

To accept our offer, please sign & email back the enclosed documents to:

[redacted]

This offer of employment will be considered valid until the close of business on Friday, September 17, 2021.

Regards,

Sandra Lamartine

SVP & Chief Human Resources Officer

I accept this offer of employment as stated herein and I agree to execute all waivers and consents necessary to complete the screening process.

Signature:	/s/ Samara Toole	Print Name:	Samara Toole

Date:	9-16-21

Enclosures:Non-Competition, Non-Solicitation and Confidentiality Agreement